Exhibit 10.2
October 20, 2006
Mr. Jim Jenness
Kellogg Company
One Kellogg Square
Battle Creek, MI 49017
Dear Jim,
     We are very excited that you will be the Chairman of Kellogg Company (the “Company”). Like you, we believe that David Mackay is the right person to be the next Chief Executive Officer for the Company, and we are delighted that you will continue as Chairman as David transitions into his new role.
     The purpose of this letter (the “Agreement”) is to outline certain compensation and other related matters.
     1. Compensation Arrangements
     As we discussed, on December 31, 2006 (the first day of the Company’s 2007 fiscal year) (the “Start Date”), David will assume the role of CEO, and you will be Chairman. Despite the time and effort required to fulfill the responsibilities of Chairman, your preference is not to receive the compensation commensurate with the role. Jim, we understand and respect your views, as well as your affection for and commitment to Kellogg Company and its shareholders. Consequently, from the Start Date through the period you are employed with the Company (the “Employment Period”), you would not receive any base salary, be eligible for any bonus awards under the 2007 or subsequent Annual Incentive Plans, or receive any incentives under the long term incentive program (which would mean that you would not receive any more stock option grants or grants under any future Executive Performance Plan (EPP)). You also understand that you would no longer participate in the Company’s Change of Control Policy after the Start Date.
     To be clear, you will retain the equity awards (the “Equity Awards”) that have been previously awarded to you. During the Employment Period, you will continue to vest in stock options that were granted in 2005 and 2006 (but will not receive any additional grants in 2007 or thereafter), the stock grant you received when you joined the Company, and the EPP grant from the 2005 — 2007 plan, each in accordance with the relevant plans. However, you have agreed to forfeit your EPP award under the 2006 —2008 plan.
     In addition, you will be eligible to retire from the Company at the end of the Employment Period. You shall be entitled to a pension payment (either in a single life

Mr. Jim Jenness

October 20, 2006
annuity, joint survivor annuity or lump sum, as such alternatives are described in the Kellogg Company Salaried Pension Plan, the Kellogg Company Supplemental Retirement Plan, the Kellogg Company Excess Benefit Plan and the Kellogg Company Key Executive Benefits Plan (the “Pension Plans”)). To be in compliance with Section 409A of the Internal Revenue Code of 1986, the pension payments will commence on January 1, 2008. If you elect the single life annuity payment, your annual aggregate payout would be equal to $155,167 per year, less any payments you are otherwise entitled to under the Pension Plans. You shall make your election in writing to the Company’s General Counsel within 30 days of the date of this Agreement.
     If your employment is terminated for “Cause” during the Employment Period, you would forfeit any right or interest in and to any of the Equity Awards and the supplemental pension payments.
     For purposes of this Agreement, termination for “Cause” means termination by the Company because of (i) your willful engaging in illegal conduct or gross misconduct pursuant to which the Company has suffered a loss, or (ii) your willful and continued failure to perform substantially your duties hereunder in any material respect; provided, however, that in the case of clause (ii), the Company must provide written notice of such breach or failure within thirty (30) days of its discovery thereof, and you shall have thirty (30) days from such written notice to cure such breach or failure.
     You will also remain eligible to receive your bonus under the Kellogg Company 2006 Annual Incentive Plan with respect to the Company’s 2006 fiscal year, based on the terms of the plan. During the Employment Period, you will also remain eligible (except as set forth above) to participate in the Company’s other employee benefit plans and senior executive benefit plans, as in effect from time to time such as the Company’s life insurance, medical insurance, dental plan, and savings and investment plan. You will also receive the retiree medical insurance, relocation and home sale benefits as described in the letter agreement between you and the Company dated December 20, 2004. You acknowledge that you will not be entitled to additional compensation or benefits from the Company other than as set forth or described in this Agreement or other benefits vested and accrued as of the end of the Employment Period. Without limiting the foregoing, you acknowledge you will have no entitlement to receive severance benefits from the Company.
     2. Release. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, you, for yourself and for any person who may claim by or through you, irrevocably and unconditionally release, waive and forever discharge the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that you had, have or may have, known or unknown, relating to your employment with the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the

Mr. Jim Jenness

October 20, 2006
Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except rights you may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits), or for attorneys fees or costs. You additionally waive and release any right you may have to recover in any lawsuit or proceeding against the Company brought by you, an administrative agency, or any other person on your behalf or which includes you in any class. You understand that he you are entitled to consider this Agreement for at least twenty-one (21) days before signing it. However, after due deliberation, you may elect to sign this Agreement without availing yourself of the opportunity to consider its provisions for at least twenty-one (21) days. You hereby acknowledge that any decision to shorten the time for considering this Agreement prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Agreement in the event you elected to consider this Agreement for at least twenty-one (21) days prior to signing it. You understand that you may revoke this Agreement as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act, 29 U.S.C. §§621-634, within seven (7) days after the date on which you sign this Agreement, and that this Agreement as it relates to such a claim does not become effective until the expiration of the seven (7) day period. In the event that you to revoke this Agreement within the seven (7) day period, you understand that you must provide such revocation in writing to the Company, Attn: General Counsel.
     3. Section 409A. This letter and the agreements herein will be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to deliver the full economic value of all the benefits provided herein. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Upon your request, the Company agrees to make any changes to this letter and the agreements herein that will assure that no sanctions will be imposed under Section 409A of the Code.
     4. No Other Representations. You represent and warrant that no promise or inducement has been offered or made except as herein set forth and that you are entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.
     5. Non-Assignment of Rights. You represent and warrant that you have not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract,

Mr. Jim Jenness

October 20, 2006
agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.
     6. Non-Compete. You agree that, for a period beginning at the end of the Employment Period and ending on the second anniversary of such date (the “Restricted Period”), you shall not, without the prior written consent of the CEO of the Company:
(a)	directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinafter defined) in the Geographic Area (as hereinafter defined); or

(b)	directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.
For purposes of this Paragraph, the term “Products” shall mean ready-to-eat and hot cereal products; toaster pastries; cereal bars; granola bars; frozen waffles, pancakes, and French toast; fruit snacks; crispy marshmallow squares, cookies, crackers, ice cream cones, any other grain-based convenience food, or meat substitutes; and the term “Geographic Area” shall mean any country in the world where the Company manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period.
     7. Non-Solicitation. You agree that during the Restricted Period, you shall not, without the prior written consent of the Chief Executive Officer of the Company, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the year prior to such employment or solicitation an officer, director, or employee of the Company (except for solicitation pursuant to an advertisement of general solicitation not directed at such parties).
     8. Non-Disparagement of the Company. You agree not to engage in any form of conduct or make any statements or representations that disparage, criticize or otherwise are critical, or otherwise impair the reputation, goodwill or commercial interests, of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.
     9. Continuation of Indemnification and Insurance. The Company shall continue to indemnify you in accordance with its Bylaws to the fullest extent permitted by law for your acts while an officer or director of the Company, and shall continue to provide coverage under the Company’s Directors and Officers Insurance policy for such acts.

Mr. Jim Jenness

October 20, 2006
     Upon your execution (and non-revocation) of this letter agreement, it will become a binding agreement between you and the Company.

Sincerely,
/s/ Gordon Gund
Gordon Gund
Chairman, Nominating and Governance Committee

Acknowledged and agreed this 20th day of October, 2006
/s/ James M. Jenness
James M. Jenness